AMENDED SCHEDULE A TO SUB-ADMINISTRATIVE SERVICES AGREEMENT BETWEEN OLD MUTUAL FUND SERVICES AND SEI INVESTMENTS GLOBAL FUNDS SERVICES DATED AUGUST 2, 2004

AS AMENDED MARCH 1, 2006

The Funds of the Trust that will receive services pursuant to this Agreement are:

Old Mutual Asset Allocation Conservative Portfolio

Old Mutual Asset Allocation Balanced Portfolio

Old Mutual Asset Allocation Moderate Growth Portfolio

Old Mutual Asset Allocation Growth Portfolio

Old Mutual Copper Rock Emerging Growth Fund

Old Mutual Analytic Defensive Equity Fund

Old Mutual Clay Finlay China Fund

Old Mutual Clay Finlay Emerging Markets Fund

Old Mutual International Equity Fund

Old Mutual Analytic Global Defensive Equity Fund

Old Mutual Fund Services		SEI Investments Global Funds Services
By:	/s/ Mark E. Black	By:	/s/ Stephen G. Meyer
Name:	Mark E. Black	Name:	Stephen G. Meyer
Title:	Chief Financial Officer	Title:	Executive Vice President